Exhibit 99.1

BreitBurn Energy Partners L.P.

Page

Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2011	1

Notes to the Unaudited Pro Forma Combined Statement of Operations	2

BreitBurn Energy Partners L.P. and Subsidiaries

Unaudited Pro Forma Combined Statement of Operations

For The Year Ended December 31, 2011

	BreitBurn					BreitBurn
	Energy	Cabot Assets		Pro Forma		Energy
	Partners L.P.	Historical		Adjustments		Partners L.P.
Thousands of dollars, except per unit amounts	Historical	(Note 3)		(Note 3)		Pro Forma

Revenues and other income items
Oil, natural gas and natural gas liquid sales	$394,393	$40,530	(a)	$150	(b)	$435,073
Gain on commodity derivative instruments, net	81,667	-		-		81,667
Other revenue, net	4,310	-		-		4,310
Total revenues and other income items	480,370	40,530		150		521,050
Operating costs and expenses
Operating costs	165,969	11,863	(a)	973	(c)	178,805
Depletion, depreciation and amortization	107,503	-		10,346	(d)	117,849
General and administrative expenses	53,313	-		2,183	(c)	55,496
Gain on sale of assets	(111)	-		-		(111)
Unreimbursed litigation costs	(113)	-		-		(113)
Total operating costs and expenses	326,561	11,863		13,502		351,926

Operating income (loss)	153,809	28,667		(13,352)		169,124

Interest expense, net of capitalized interest	39,165	-		4,680	(e)	43,845
Loss on interest rate swaps	2,777	-		-		2,777
Other income, net	(19)	-		-		(19)
Total other expense	41,923	-		4,680		46,603

Income (loss) before taxes	111,886	28,667		(18,032)		122,521

Income tax expense	1,188	-		-		1,188

Net income (loss)	110,698	28,667		(18,032)		121,333
Less: Net income attributable to noncontrolling interest	(201)	-		-		(201)

Net income (loss) attributable to the partnership	$110,497	$28,667		$(18,032)		$121,132

Basic net income per unit	$1.80					$1.97
Diluted net income per unit	$1.79					$1.97

See the accompanying notes to the unaudited pro forma combined financial statements.

1

Notes to the Unaudited Pro Forma Combined Statement of Operations

1.	General

BreitBurn Energy Partners L.P. is a Delaware limited partnership formed on March 23, 2006. BreitBurn Energy Partners L.P. completed its initial public offering in October 2006. References in this filing to “the Partnership,” “we,” “our,” “us” or like terms refer to BreitBurn Energy Partners L.P. and its subsidiaries.

We are an independent oil and gas partnership focused on the acquisition, exploitation and development of oil and gas properties in the United States.

On October 6, 2011, BreitBurn Operating L.P. (“BreitBurn Operating”), our wholly owned subsidiary, completed the acquisition of certain assets (the “Cabot Assets”), effective September 1, 2011, from Cabot Oil & Gas Corporation (“Cabot”) for $281 million in cash (the “Cabot Acquisition”). The Cabot Assets consist of oil and natural gas properties which are approximately 95% natural gas reserves and are located primarily in the Evanston and Green River Basins of Southwest Wyoming. The Cabot Assets also include limited acreage and non-operated oil and natural gas interests in Colorado and Utah.

2.	Basis of Presentation

The Partnership’s unaudited pro forma combined statement of operations for the year ended December 31, 2011 has been presented based on the individual statement of operations of the Partnership, and reflects the pro forma operating results attributable to the Cabot Assets as if the acquisition and the related transactions had occurred on January 1, 2011.

Pro forma data is based on currently available information and certain estimates and assumptions as explained in the notes to the unaudited pro forma combined financial statements. Pro forma data is not necessarily indicative of the financial results that would have been attained had the acquisition occurred on January 1, 2011. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in future periods. The accompanying unaudited pro forma combined financial statements of the Partnership should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2011.

3.	Pro Forma Adjustments to the Unaudited Combined Statement of Operations

Pro forma adjustments to the combined statement of operations for the nine months ended September 30, 2011 assume the acquisition was consummated on January 1, 2011. Operating results from the Cabot Assets for the three months ended December 31, 2011 are included in the historical statement of operations column.

The unaudited pro forma combined statements of operations have been adjusted as follows:

(a)	For the nine months ended September 30, 2011, we recorded $40.5 million of revenue and $11.9 million of direct operating expenses for the Cabot Assets, which amounts were derived from Cabot’s historical financial records.

(b)	Cabot applies the sales method of accounting for natural gas revenues while we apply the entitlement method. Under the sales method, revenues are recognized based on the actual volume of natural gas sold to purchasers. Natural gas production operations may include joint owners who take more or less than the production volumes entitled to them on certain properties. Production volume is monitored to minimize these natural gas imbalances. A natural gas imbalance liability is recorded at the actual price realized upon the gas sale if it is determined that the excess taken of natural gas exceeds the estimated remaining proved developed reserves for the properties. Under the entitlement method of accounting, revenues are recognized based on our entitled working interest share. If we receive more than our entitled share, the over produced amount is recorded as a liability. If we receive less than our entitled share, the under produced amount is recorded as a receivable.

For the nine months ended September 30, 2011, we recorded a $0.2 million increase in revenue to reflect natural gas sales revenue for the Cabot Assets under the entitlement method.

(c)	For the nine months ended September 30, 2011, we recorded estimated incremental general and administrative (“G&A”) expense of $2.2 million and regional operation management costs of $1.0 million, which we expect to incur for the newly acquired assets based on our evaluation of the number of employees needed to support and manage the properties. These adjustments are reflected on the operating costs row of the statement of operations.

2

(d)	For the nine months ended September 30, 2011, we recoded incremental depletion, depreciation and accretion expense related to the acquired depletable and depreciable assets of $10.3 million.

(e)	For the nine months ended September 30, 2011, we added interest expense of $4.7 million associated with bank debt of approximately $281 million incurred to fund the Cabot Acquisition. The assumed variable interest rate was 2.230% for the nine months ended September 30, 2011.

If the variable interest rate increased or decreased by 0.125% in the future, the annual pro forma interest expense would increase or decrease by approximately $0.4 million.

3